EXHIBIT 99.1

Multimedia Platforms Inc. Completes Acquisition of 33-Year-Old FunMaps, Establishing International Footprint

FORT LAUDERDALE, FL--(Marketwired - Mar 4, 2015) - Multimedia Platforms Inc. (MMP) (OTCQB: MMPW) today announced it has completed the previously announced acquisition of Columbia FunMap, Inc. (FunMaps), a 33-year-old LGBT travel and leisure publishing company, delivering local and regional maps, information and advertising to more than forty (40) key North American cities. Since the January signing of the letter of intent to acquire FunMaps, MMP has begun the process of integrating FunMaps' content, sales program and staff contributions into the structure and operations of MMP's programs. MMP is filing an updated 8K this week.

"FunMaps was our first acquisition target after going public because we believe it brings key components to the company," stated Bobby Blair, CEO of MMP. "Through FunMaps we have inherited an expanded market for our content-rich Agenda newspaper, with its world-renown writers and globally-relevant content, plus the existing FunMaps print publication, with a readership of over five (5) million per year, thousands of vendors and advertisers in established markets throughout United States and Canada. FunMaps' robust online directory/city guide, Gayosphere.com, features largely in our new social media network -- launching in 2015," added Blair.

FunMaps' award-winning publisher, Alan H. Beck, will remain with the company for a period of at least three years, and will provide leadership and liason for MMP with his established market. As an integrated part of MMP, FunMaps' established distribution territory, to popular destinations including Atlanta, Chicago, Ft. Lauderdale, Los Angeles, Miami, Montreal, New York, Orlando, San Francisco, Toronto, Vancouver, BC, Victoria, BC, Halifax, NS, Quebec City, QC, Ottawa, ON, Edmonton, AL, Calgary, AL, and Washington, DC, become part of the Multimedia Platforms market footprint.

"I have been building FunMaps guide for nearly 25 years. Now, I am now very pleased to have it be, in our next phase, a part of the next leap in the evolution of LGBT media," said Alan Beck, Publisher of FunMaps. "The infrastructure and management team MMP has put in place creates a framework and momentum that will propel the company further, and faster, around the globe, serving the LGBT community," Beck added.

With the integration of FunMaps completed, Multimedia Platforms Inc. is positioned to begin acquiring additional LGBT media companies that will add readership and web traffic, a wealth of assets, revenue and strategic market advantages to MMP, as well as each profiting from the alliance in their own core businesses. The company will announce further acquisitions as agreements are signed.

ABOUT MULTIMEDIA PLATFORMS INC.

Multimedia Platforms Inc. (OTCQB: MMPW) is publicly traded industry-leading Multimedia Technology and Publishing company that integrates print media with social media, and related online platforms, to deliver information and advertising to niche markets. MMPW's goal is to utilize their proven business model to deliver niche publications and online platforms that target one of the most sought after demographics in the world, the $850 billion dollar Lesbian, Gay, Bisexual and Transgender global market. MMPW has recently expanded their concept to include video and mobile applications reaching deep into the international LGBT community. MMPW's plan to interweave print, web and mobile delivery of the highest quality news and entertainment information via a variety of platforms crosses all cultural, generational and preferred modality barriers to reach an unprecedented audience.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, and various other factors beyond the Company's control.

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Francis Fytton
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